Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:                                                   Manolo Zúñiga, CEO or
Brad Holmes,
Investor Relations
BPZ Energy, Inc.
281-556-6200

BPZ ENERGY RECEIVES IFC BOARD APPROVAL FOR $120 MILLION FINANCING; COMPLETES $19.5 MILLION IFC EQUITY SUBSCRIPTION

HOUSTON — December 20, 2006 — BPZ Energy, Inc. (OTC: BPZI) announced today that the International Finance Corporation’s (“IFC”) Board of Executive Directors approved the Company’s $120 million financial package.  IFC is the private sector arm of the World Bank Group based in Washington, D.C.

As part of the financing the Company and IFC executed a Subscription Agreement for the private placement of 6,500,000 shares of common stock at a price of $3.00 per share for net proceeds of $19,500,000.  No warrants or dilutive securities were issued in connection with the offering.  The offering was placed directly by the Company and there were no placement fees.  As a result of this transaction, IFC becomes one of the Company’s largest investors.

The remaining $100.5 million portion of IFC financing consists of $30.5 million of debt facilities for IFC’s own account and $70 million of debt facilities for the account of third-party financial institutions.  Syndication of the third-party debt component is expected to take place during the first quarter of 2007.  The remaining debt portion of the financing is subject to identification of the lending syndicate members and subsequent negotiation and approval of the necessary loan documentation.

The financing is expected to allow the Company to complete its gas-to-power project in the Corvina Gas Field in Block Z-1 which is located offshore northwest Peru.

Manolo Zúñiga, President and Chief Executive Officer, stated:  “We are extremely happy to have IFC as one of our lead investors.  They are an excellent financial partner for our current project and they also provide an experienced and diversified team of experts that will support our ongoing efforts.”

Investors are cautioned that until negotiation and execution of the necessary documentation related to the debt portion of the financing are completed, the Company does not have a binding commitment from IFC and there can be no assurance the Company will receive such debt financing from IFC.

With respect to operations, the Company is continuing to load the testing equipment on the Corvina platform and to connect the various components.  The offshore location and limited dimensions of the platform have resulted in a longer setup for testing than originally projected.  The well testing plan currently contemplates 4 separate Drill Stem Tests and a total of 300 feet of perforations.  The prospective gas sands to be tested have been selected after a lengthy analysis so as to allow the possible validation of approximately 900 feet of gas pay, as defined by two petrophysical interpretations of the electric and magnetic resonance logs taken in the well, assuming all four tests are successful. We can give no assurance, however, that testing will in fact confirm these interpretations.

About the IFC

The IFC is the private sector arm of the World Bank Group based in Washington, D.C.   It provides loans, equity, structured finance and risk management products, and advisory and technical assistance services to build the private sector in developing countries.  Their mission is to promote sustainable private sector investment in developing countries, helping to reduce poverty and improve people’s lives.

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and southwest Ecuador.  It is executing an integrated gas-to-power strategy which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation.  BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a working interest in a producing property in southwest Ecuador.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “possible”, “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements.   Such uncertainties include the success of our project financing effort, including final documentation and execution of financing documents with IFC and potential lending syndicate members, as well as the successful management of our capital development project and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

Cautionary Note to U.S. Investors Regarding Oil and Gas Reserve Estimates:

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The Company is prohibited from disclosing other categories of reserves in its SEC filings.  We use certain terms in this press release such as “Probable” or “Possible” oil and gas reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC by calling 1-800-SEC-0330. The reserve quantities reflected above were certified by Gaffney, Cline & Associates using the 1997 definitions and standards of the Society of Petroleum Engineers and World Petroleum Congresses. These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC.